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                                                                  EXHIBIT 3.2

                             BRANDYWINE REALTY TRUST


                             ARTICLES SUPPLEMENTARY

                  Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Under a power contained in Section 6.3 of the Amended and Restated Declaration of Trust of the Trust (the "Declaration"), the Board of Trustees of the Trust (the "Board of Trustees"), by [resolution duly adopted at a meeting duly called and held on] [unanimous consent dated] __________ __, 1996, classified and designated a series of the Trust's preferred shares of beneficial interest, $.01 par value per share, as the Series A Convertible Preferred Shares (the "Convertible Preferred Shares"), with the following designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Declaration, shall be deemed to be part of Article 6 of the
Declaration:

                      SERIES A CONVERTIBLE PREFERRED SHARES

                 1. Number of Authorized Convertible Preferred Shares. The number of authorized Convertible Preferred Shares shall be _________.

                 2. Voting Rights. Except as otherwise provided by law and as provided in Section 4(b)(i) hereof, the holders of Convertible Preferred Shares shall be entitled to vote on all matters as to which holders of common shares of beneficial interest of the Trust (the "Common Shares") shall be entitled to vote, together with the holders of Common Shares as a single class, and shall be entitled to cast the number of votes equal to the number of Common Shares then issuable upon conversion of the Convertible Preferred Shares owned by such holder, in accordance with the provisions hereof.

                 3. Dividends.

                           (a) The holders of the Convertible Preferred Shares
shall not be entitled to receive any preferences as to dividends or other distributions except as set forth in Section 6 hereof.

                           (b) In the event that the Trust pays a dividend with
respect to or makes a distribution on the Common Shares (whether in cash, securities issued by the Trust or another entity or other property), then the holders of the Convertible Preferred Shares shall be entitled to

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participate with the holders of the Common Shares in any such dividends or distributions, such that the holders of the Convertible Preferred Shares shall receive, with respect to each Convertible Preferred Share held, an amount equal to the product of (i) the dividend or distribution payable with respect to each Common Share (except that, if a Conversion Event has not occurred by June 30, 1997, the amount under this clause (i) shall be one hundred twenty percent (120%) of any such dividend or distribution that is paid (A) on or after July 1, 1997 and prior to a Conversion Event or (B) to holders of record of Common Shares during such period) multiplied by (ii) the number of Common Shares into which such Convertible Preferred Share is convertible as of the record date for such dividend or distribution (or if there is no record date, as of the payment date).

                           (c) The provisions of this Section 3 shall not apply
to any dividend or distribution that would result in an adjustment of the Conversion Number (as hereinafter defined) pursuant to Section 4(c)(ii).

                 4. Conversion Rights of Convertible Preferred Shares.

                           (a) Conversion at the Option of the Holder or the
Trust. A holder of record of any Convertible Preferred Shares shall have the right, at any time, at such holder's option, to convert, without the payment of any additional consideration, each Convertible Preferred Share held by such holder into that number of fully paid and non-assessable Common Shares equal to the Conversion Number (as defined below); provided that, prior to a Conversion Event (as defined below), any such conversion shall not result in the number of Common Shares issued upon such conversion plus the number of Common Shares issued pursuant to prior transactions (including but not limited to, prior conversions of Convertible Preferred Shares) contemplated by the Contribution Agreement dated __________ __, 1996 by and among, inter alia, the Trust and RAI Real Estate Advisors, Inc. as voting trustee of a voting trust dated as of __________ __, 1996 (the "Voting Trust") or the Securities Purchase Agreement dated __________ __, 1996 by and between the Trust and Voting Trust (collectively, the "RAI Agreements") exceeding, in the aggregate, nineteen and nine-tenths percent (19.9%) of the outstanding Common Shares as of October 31, 1996. After the occurrence of a Conversion Event, the Trust may, by written notice to each holder, require the conversion of all, but not less than all, of the Convertible Preferred Shares.

                           (b) Conversion Event. The term "Conversion Event"
shall mean the approval by a majority of the votes actually cast by the holders of Common Shares, at a duly convened meeting of the shareholders of the Trust in which vote the holders of the Convertible Preferred Shares shall have no right to vote such shares, of the unlimited conversion of the Convertible Preferred Shares into Common Shares.

                           (c) Conversion Number. The initial Conversion Number
shall be ten (10), subject to adjustment in accordance with the provisions in this Section 4(c). Such respective conversion numbers in effect from time to time, as adjusted pursuant to this Section

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4(c), are referred to herein as the "Conversion Number." All of the remaining provisions of this Section 4(c) shall apply separately to the respective Conversion Numbers in effect from time to time.

                           (i)  Each adjustment to the Conversion Number shall
be calculated to the nearest four decimal places.

                           (ii) If at any time the Trust:

                                 (A) pays a dividend or makes a distribution on any of its shares of beneficial interest in Common Shares;

                                 (B) subdivides its outstanding Common Shares into a greater number of shares;

                                 (C) combines its outstanding Common Shares into a smaller number of shares; or

                                 (D) issues Common Shares by reclassification of any of its shares of beneficial interest then the Conversion Number in effect immediately prior to such action shall be adjusted so that the holder of Convertible Preferred Shares may receive upon conversion, the number of Common Shares which the holder would have owned immediately following such action if the holder had converted the Convertible Preferred Shares immediately prior to such action.

                           The adjustment shall become effective immediately
after the record date in the case of a dividend or distribution, and immediately after the effective date in the case of a subdivision, combination or reclassification.

                           (d) Mechanics of Conversion. If a holder of
Convertible Preferred Shares desires to exercise the optional conversion right pursuant to Section 4(a) above, such holder shall give written notice to the Trust of such holder's election to convert a stated number of Convertible Preferred Shares into Common Shares, based upon the Conversion Number then in effect, which notice shall be accompanied by the certificate or certificates representing such Convertible Preferred Shares which shall be converted into Common Shares. The notice shall also contain a statement of the name or names in which the certificate or certificates for Common Shares shall be issued. The date when such notice is received by the Trust, together with the certificate or certificates evidencing the Convertible Preferred Shares being surrendered for conversion, shall be the "Conversion Date." Within two (2) trading days after the Conversion Date, the Trust shall issue and deliver to such holder of Convertible Preferred Shares or to such holder's nominee or nominees, a certificate or certificates evidencing the number of

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Common Shares issuable upon conversion of such Convertible Preferred Shares, and the certificates evidencing Convertible Preferred Shares surrendered for conversion shall be canceled by the Trust. If the number of shares evidenced by the certificate or certificates surrendered for conversion shall exceed the number of shares to be converted, the Trust shall issue and deliver to the person entitled thereto a certificate evidencing the balance of any unconverted shares.

                           (e) No Fractional Shares. Notwithstanding anything
herein to the contrary, no fractional shares shall be issued to any holder of Convertible Preferred Shares on conversion of such holder's Convertible Preferred Shares. Instead of any fractional Common Shares that would otherwise be issuable upon conversion of such holder's Convertible Preferred Shares, the Trust shall pay to such holder a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Current Market Price (determined in a manner consistent with that provided in Section 5(c) below) of a Common Share at the close of business on the Conversion Date.

                           (f) Reservation of Common Shares. The Trust shall at
all times reserve and keep available out of its authorized but unissued Common Shares, solely for issuance upon conversion of Convertible Preferred Shares as herein provided, such number of Common Shares as shall be issuable from time to time upon the conversion of all of the Convertible Preferred Shares at the time issued and outstanding. If the Common Shares are listed on any national securities exchange or The Nasdaq Stock Market, the Trust shall also list the Common Shares issuable upon conversion of the Convertible Preferred Shares on such exchange, subject to notice of issuance, or include the shares issuable upon conversion in the listing of its Common Shares on The Nasdaq Stock Market, as the case may be.

                 5. Redemption.

                           (a) Optional Redemption. At any time after July 1,
1998, if a Conversion Event has not occurred, a holder of record of any Convertible Preferred Shares shall have the right, at such holder's option, to require the Trust to redeem from time to time all or any portion of the Convertible Preferred Shares held by such holder.

                           (b) Redemption Price. The price at which each
Convertible Preferred Share shall be redeemed (the "Redemption Price") shall be equal to the greater of:

                                    (i) The product of (A) $5.50 plus an amount
(the "Return Amount") equal to 8% of $5.50 per annum, on the basis of a 360-day year, from the date of issuance of the Convertible Preferred Share to the Redemption Date (as hereinafter defined) less any cash distributions and the fair market value of non-cash distributions (to the extent such distributions are less than or equal to the Return Amount) actually received by the holder on account of each Convertible Preferred Share and (B) the number of Common Shares issuable

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upon the conversion of each Convertible Preferred Share if such conversion occurred on the Redemption Date.

                                    (ii) The product of (A) the Current Market
Price (determined as provided below) of a Common Share and (B) the number of Common Shares issuable upon the conversion of each Convertible Preferred Share if such conversion occurred on the Redemption Date.

                           (c) Current Market Price. The "Current Market Price"
of a Common Share shall be determined as follows:

                                    (i) If the Common Shares are listed on a
national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The Nasdaq Stock Market, the Current Market Price shall be the last reported sale price of the Common Shares on such exchange or system on the last business day prior to the Redemption Date, or if no such sale is made on such day, the average of the closing bid and asked prices of the Common Shares for such day on such exchange or system; or

                                    (ii) If the Common Shares are not so listed
or admitted to unlisted trading privileges, the Current Market Price shall be the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc., on the last business day prior to the Redemption Date; or

                                    (iii) If the Common Shares are not so listed
or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Market Price per Share shall be an amount, not less than 90% of the book value per Common Share as at the end of the most recent fiscal year of the Trust ending prior to the Redemption Date, determined in such reasonable manner as may be prescribed in good faith by the Board of Trustees of the Trust.

                           (d) Exercise of Option to Redeem. If a holder of
record of any Convertible Preferred Shares desires to exercise the option to redeem some or all of such holder's Convertible Preferred Shares pursuant to this Section 5, such holder shall give written notice to the Trust specifying the number of shares to be redeemed (a "Redemption Notice"), which notice shall be accompanied by the certificate or certificates (duly endorsed for transfer) evidencing the Convertible Preferred Shares to be redeemed. Redemptions shall be made as of the date that the Redemption Notice is received (or if such date is not a trading date, as of the first trading day thereafter). Each such date of redemption shall be a "Redemption Date." The Trust shall, within two (2) trading days after the Redemption Date, pay the Redemption Price, without interest, to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. If the number of shares evidenced by the certificate or certificates surrendered shall exceed the number of shares to be redeemed, the Trust shall issue and deliver to the person entitled thereto, a certificate evidencing the balance of any unredeemed

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shares. Any Convertible Preferred Shares that are redeemed by a holder thereof shall be retired and shall not be reissued.

                 6. Rights upon Liquidation, Merger or Consolidation.

                           (a) In the event of any liquidation, dissolution or
winding up, whether voluntary or involuntary, of the Trust (a "Liquidation") prior to a Conversion Event, the holders of the issued and outstanding Convertible Preferred Shares shall be entitled to receive for each Convertible Preferred Share, before any distribution or payments are made upon any Common Shares or any other security subordinate as to liquidation to the Convertible Preferred Shares, and after payment by the Company of all sums due all creditors, an amount equal to the greater of (A) such pro rata amount as would have been payable with respect to the Common Shares into which such Convertible Preferred Share was convertible immediately prior to the Liquidation if all outstanding Convertible Preferred Shares had been so converted (the "Pro Rata Amount") or (B) the product of $5.50 multiplied by the number of Common Shares issuable upon the conversion of such Convertible Preferred Share if such conversion occurred immediately prior to the Liquidation, plus all declared but unpaid dividends. If, upon a Liquidation prior to a Conversion Event, the assets available for distribution to the holders of Convertible Preferred Shares shall be insufficient to pay such holders their liquidation preference in full, then such holders shall share ratably in the distribution of such assets in proportion to the respective sums which would otherwise be payable upon such distribution if all sums so payable to the holders of Convertible Preferred Shares were paid in full. In the event of any Liquidation after a Conversion Event, the holders of the Convertible Preferred Shares shall be entitled to the Pro Rata Amount. In no event shall holders of Convertible Preferred Shares be entitled to distributions upon Liquidation in excess of the foregoing.

                           (b) Upon a merger, consolidation or similar
transaction involving the Trust, the holders of the issued and outstanding Convertible Preferred Shares shall be entitled to receive for each Convertible Preferred Share such payment and/or distribution as would have been paid or distributed with respect to the Common Shares into which such Convertible Preferred Share was convertible immediately prior to the merger, consolidation or similar transaction if all outstanding Convertible Preferred Shares had been so converted.

                           (c) Without the written consent of the holders of a
majority of the Convertible Preferred Shares then outstanding, prior to a Conversion Event, no series of shares of beneficial interest in the Trust shall be authorized or issued with rights upon a Liquidation senior to or pari passu with the Convertible Preferred Shares.

                           (d) In determining whether a distribution (other than
upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under applicable law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Convertible Preferred Shares whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Trust's total liabilities.


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                  SECOND: The Convertible Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

                  THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

                  FOURTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this _____ of _________, 1996.

ATTEST:                               BRANDYWINE REALTY TRUST



________________________________      By:________________________________(SEAL)
_______________________, Secretary          Gerard H. Sweeney, President

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